                          HOLT'S CIGAR HOLDINGS, INC.

    [LOGO]           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 1998

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Holt's Cigar Holdings, Inc. ("Holt's Cigar") will be held at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053 on the 14th day of August, 1998, at 10:00 A.M., local time, to consider and act upon:

          1. Elect two Class I Directors of Holt's Cigar to serve until the 2001 Annual Meeting of Stockholders;

          2. The approval of the selection of Price Waterhouse LLP as Holt's Cigar's independent accountants for the fiscal year ending March 31, 1999; and

          3. Such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

     Only stockholders of record at the close of business on June 19, 1998 are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of Holt's Cigar as of the close of business on June 19, 1998 will be available for inspection during normal business hours from July 16, 1998 through July 30, 1998 at 12270 Townsend Road, Philadelphia, Pennsylvania 19154, starting at 10:00 A.M., local time.

                                          /s/ MICHAEL PITKOW
                                          ---------------------------------
                                          Secretary

Dated: June 26, 1998

                          HOLT'S CIGAR HOLDINGS, INC.
                              12270 TOWNSEND ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                         ------------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of Holt's Cigar Holdings, Inc. ("Holt's Cigar" or the "Company") in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held on August 14, 1998 at 10:00 A.M., local time, at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053, and at any postponements or adjournments thereof for the purposes set forth in the accompanying notice of meeting.

                                    GENERAL

     This solicitation is being made on behalf of the Board of Directors of Holt's Cigar. The initial distribution of proxy materials is expected to be made on or about June 26, 1998. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted (i) for the election of directors as described in this Proxy Statement; and (ii) for approval of the selection of Price Waterhouse LLP as independent accountants for Holt's Cigar for the fiscal year ending March 31, 1999. For voting purposes (as opposed to for purposes of establishing a quorum) abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether the other matters to be voted on have been approved. Proposals by Stockholders for Holt's Cigar's 1999 Annual Meeting of Stockholders must be received by Holt's Cigar before February 1, 1999.

     Management knows of no other matters which may be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxy in accordance with their judgment on such matters.

     The cost of solicitation of proxies by the Board of Directors will be borne by Holt's Cigar. Such solicitation will be made by mail, and in addition may be made by officers and employees of Holt's Cigar personally or by telephone, facsimile or telegram. Proxies and proxy materials will also be distributed through brokers, custodians and other similar parties.

     Each holder of a share of Common Stock, par value $0.001 per share, of Holt's Cigar (the "Common Stock") will be entitled to one vote for each share held of record by such person at the close of business on June 19, 1998 (the "Record Date"), which is the record date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of such date, Holt's Cigar had outstanding 5,770,000 shares of Holt's Cigar's $.001 par value common stock the ("Common Stock") (none of which are shares of treasury stock). Of the outstanding shares, 2,620,515 shares of Common Stock representing 45.4% of the outstanding shares of Common Stock are owned by Robert G. Levin, President, Chairman of the Board and Chief Executive Officer of Holt's Cigar, and 1,406,985 shares of Common Stock, representing 24.4% of the outstanding shares of Common Stock are owned by the Fuente Investment Partnership, a Florida General Partnership whose partnership interests of which are beneficially owned by Carlos A. Fuente, Sr., Carlos P. Fuente, Jr., and Cynthia Fuente Suarez. Carlos
P. Fuente, Jr. and Cynthia Fuente Suarez are the children of Carlos A. Fuente, Sr. The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin. Collectively, and pursuant to that Agreement, Mr. Levin has informed Holt's Cigar that he will vote for the election of the nominees for election to the Board of Directors identified herein and for the ratification of Price Waterhouse LLP as Holt's Cigar's independent accountants. The affirmative vote of Mr. Levin, and pursuant to the voting agreement, the shares held by Fuente Investment Partnership, would be sufficient, without the concurring vote of any other stockholder of Holt's Cigar, to elect the directors proposed by the Board of Directors. The affirmative vote of Mr. Levin and the Fuente Investment Partnership would be sufficient, without the concurring vote of any other stockholder of Holt's Cigar, to appoint Price Waterhouse LLP as Holt's Cigar's independent accountants for the fiscal year ending March 31, 1999.

     The Common Stock trades on the NASDAQ National Market under the symbol
HOLT.

     As used herein, the term "Company" refers to Holt's Cigar Holdings, Inc. and its subsidiaries, including Holt's Cigar Co., Inc. ("HCC"), Ashton Distributors, Inc. ("Distributors") and Holt's Company( "HC"). On November 17, 1997 the Company, HCC and Distributors and their respective shareholders implemented a plan of reorganization (the "Reorganization"), whereby, in a series of transactions: (i) the Company amended its Certificate of Incorporation to change its authorized common stock from 15,000 shares of Class A common stock and 5,000 shares of Class B common stock to 25,000,000 shares of Common Stock;
(ii) the Company effected a 307.74-for-one stock split; (iii) the Company issued an aggregate of 3,517,197 shares of Common Stock in exchange for the shares of Class A and B common stock then outstanding; (iv) HCC and Distributors became wholly owned subsidiaries of the Company, and the Company issued 502,803 shares of Common Stock to Robert G. Levin in exchange for all the outstanding common stock of HCC and Distributors; and (v) holders of options to purchase an aggregate of 12% of the Company exchanged such options for options to purchase 482,400 shares of Common Stock. Immediately following the Reorganization the Company formed HC, a Delaware corporation and assigned and transferred to it all of the Company's rights in and to the Ashton, Holt's, Cortesia and Castano trademarks and other intellectual property rights then owned by HCC and the Company.

                             ELECTION OF DIRECTORS

     At the 1998 Annual Meeting of Stockholders, the two Class I Directors (out of a total of six directors) are to be elected. The Board of Directors proposes the nominees listed below for re-election as Class I Directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Both nominees have served as directors since September 1997. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. If for any reason any nominee or nominees become unavailable for election, the proxy holders will vote for such substitute nominee or nominees as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTOR NOMINEES

                               AGE, DATE SINCE
                           WHICH HAS CONTINUOUSLY    PRINCIPAL OCCUPATION AND  ALSO SERVES AS A DIRECTOR
                          SERVED AS A DIRECTOR, AND    BUSINESS EXPERIENCE         OF THE FOLLOWING
          NAME              COMMITTEE MEMBERSHIPS     DURING PAST FIVE YEARS         CORPORATIONS
          ----            -------------------------  ------------------------  -------------------------
Harvey W. Grossman......  60, September 1997;        Certified Public          Proscape Technologies,
                          Director, Audit and        Accountant and partner    Inc.
                          Compensation Committees    in Cogen Sklar LLP

Michael Pitkow..........  49, September 1997; Chief  1985-95 owner of Pitkow
                          Operating Officer (1995),  Associates, media
                          Executive Vice President   service; 1983-85 general
                          and Director (1997)        manager of Cable AdNet

     The following directors will continue to serve after the 1998 Annual
Meeting:

                               AGE, DATE SINCE
                           WHICH HAS CONTINUOUSLY    PRINCIPAL OCCUPATION AND  ALSO SERVES AS A DIRECTOR
                            SERVED AS A DIRECTOR,      BUSINESS EXPERIENCE         OF THE FOLLOWING
          NAME            AND COMMITTEE MEMBERSHIPS   DURING PAST FIVE YEARS         CORPORATIONS
          ----            -------------------------  ------------------------  -------------------------
Robert G. Levin.........  51, Chairman of Board,     Chairman, Chief
                          Chief Executive Officer &  Executive Officer and
                          President (1972)           President, Holt's Cigar
                                                     Company Inc., Ashton
                                                     Distributors, Inc. and
                                                     Ashton Holdings, Inc.

Carlos A. Fuente,         63, September 1997;        Chairman of the Board
  Sr.(1)................  Director                   and Chief Executive
                                                     Officer of Fuente Cigar
                                                     Ltd.

Carlos P. Fuente,         44, June 1993; Director    President and Chief
  Jr.(1)................                             Operating Officer of
                                                     Fuente Cigar Ltd.

Marvin B. Sharfstein....  54, September 1997;        V.P. of Corporate         Proscape Technologies,
                          Director, Compensation     Development & Director    Inc.
                          and Audit Committees       of Cabot Medical Corp.
                                                     (1983-1996); President
                                                     MBS Capital Corp. (1996)

------------------
(1) Carlos A. Fuente, Sr. is the father of Carlos P. Fuente, Jr.

     The Board of Directors held two meetings during the fiscal year ending March 31, 1998. The Company has the following Committees of the Board of
Directors: Audit and Compensation. Committee Memberships of the Board of Directors are indicated in the above table. Directors as a whole attended approximately 92% of the aggregate of all Board and Committee meetings (of committees of which they were members). No Director attended less that 75% of the aggregate of all Board and Committee meetings.

     Members of the Board of Directors who are not employees of the Company received $1,000 for each Board and Committee meeting attended since Holt's Cigar initial public offering of Common Stock on November 24, 1997. Non-employee Directors who are not officers of Holt's Cigar participate in the Company's stock option plan for non-employee Directors.

     The Audit Committee, whose Chairman is Mr. Sharfstein, reviews audit reports and the scope of audit by the Company's independent accountants and related matters pertaining to the preparation and examination of the Company's financial statements. From time to time such Committee makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Company's independent accountants. The Audit Committee held one meeting since the Company's initial public offering on November 24, 1997 and recommended to the Board of Directors the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending March 31, 1999 (See "Selection of Independent Accountants").

     The Board of Directors, whose Chairman is Mr. Levin, recommended the election of the director-nominees proposed in this Proxy Statement for election by the stockholders. The Board of Directors, excluding those members whose seats are to be filled by the election of the Annual Meeting, reviews incumbent directors and the qualifications of candidates suggested from all sources, including Board members, management and stockholders. Stockholders desiring to recommend candidates for election as directors at the Company's 1999 Annual Meeting of Stockholders should submit names and appropriate biographical information to the Secretary of the Company before February 1, 1999.

     For information about the Compensation Committees, see Compensation Committee Report on Executive Compensation.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of June 1, 1998, certain information with respect to the beneficial ownership of the Common Stock by (i) each director of the Company, (ii) each person who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (iii) the Company's executive officers earning more than $100,000 in total compensation during the fiscal year ended March 31, 1998, and (iv) all of the Company's executive officers and directors as a group.

                                                                     SHARES
                                                                  BENEFICIALLY      PERCENTAGE
          NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   OWNED            OWNED
          ----------------------------------------                ------------      ----------
Robert G. Levin (2).........................................       2,620,515           45.4%
Fuente Investment Partnership (2,3,4).......................       1,406,985           24.4
Carlos A. Fuente, Sr. (2,3,4,5).............................       1,421,985           24.6
Carlos P. Fuente, Jr. (2,3,4,5).............................       1,421,985           24.6
Marvin B. Sharfstein (5)....................................         224,900            3.9
Michael Pitkow (5)..........................................         203,500            3.5
Harvey W. Grossman (5)......................................          15,000              *
Palisades Capital Management LLC............................         329,000            5.7%
All directors and executive officers as a group (7 persons)
  (5,6).....................................................       4,038,900           70.0%

------------------
 * Less than 1% of outstanding shares of Common Stock

(1) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to the shares beneficially owned. The address for Messrs. Levin, Pitkow and Sharfstein is 12270 Townsend Road, Philadelphia, Pennsylvania 19154, the address for the Fuente Investment partnership and Messrs. Fuente is c/o Fuente Cigar Ltd., Zona Franca, Santiago, Dominican Republic. The address for Palisades Capital Management LLC, is 1 Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.

(2) The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin.

(3) The Fuente Investment Partnership is a Florida general partnership, the partnership interests are beneficially owned by Carlos A. Fuente, Sr., Carlos P. Fuente, Jr., and Cynthia Fuente Suarez. Carlos P. Fuente, Jr. and Cynthia Fuente Suarez are the children of Carlos A. Fuente, Sr.

(4) Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr. are deemed the beneficial owners of the shares of Common Stock owned by the Fuente Investment Partnership. Also includes options to purchase 15,000 shares of Common Stock each granted pursuant to the Non-Management Director Stock Plan.

(5) Represents shares of Common Stock which may be acquired upon the exercise of options granted by the Company. Each of Mr. Fuente, Sr., Fuente Jr., Sharfstein and Grossman have received options to purchase 15,000 shares of Common Stock each granted pursuant to the Non-Management Director Stock Plan. In 1996, Messrs. Pitkow and Sharfstein received options to purchase 201,000 shares of Common Stock each. The totals shown for all directors and officers as a group do not include shares which may be purchased pursuant to the options described in this footnote. If all these options were exercised in full, all directors and officers as a group would beneficially own an additional 462,000 shares of Common Stock, and collectively would beneficially own shares representing 72.2% of all outstanding shares.

(6) On June 2, 1998 the Chief Financial Officer of the Company resigned and the Board of Directors appointed Jerry L. Cox as the Company's new Chief Financial Officer. Options formerly granted to the previous Chief Financial Officer had not vested and pursuant to the terms thereof such options were terminated. As of June 1, 1998, the former Chief Financial Officer owned 1,250 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and person who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Such persons are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon its involvement in the preparation of certain of such forms, a review of the copies of other such forms received by it and the written representations from certain reporting entities that no Form 5 was required for each such entity, the Company believes that with respect to the fiscal year ended March 31, 1998 all such Section 16(a) filing requirements were satisfied.

                              CERTAIN TRANSACTIONS

     Relationships with Fuente Cigar Ltd. and Related Parties. In the fiscal years ended March 31, 1997 and 1998, the Company purchased approximately $3.6 million and $9.3 million, respectively, of premium cigars from Fuente Cigar Ltd. ("Fuente Cigar"), representing approximately 47.0% and 64.2% respectively, of premium cigar purchases of such periods. At March 31, 1998, approximately $534,000 was due to Fuente Cigar for premium cigars sold to the Company. Two of the principal executive officers of Fuente Cigar, Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr., are directors of the Company and a related family partnership owns approximately 24.6% of the shares of the outstanding Common Stock of the Company. Robert G. Levin, Chairman of the Board, Chief Executive Officer and President of the Company and an affiliate of Fuente Cigar had previously entered into a consulting agreement whereby such affiliate paid Mr. Levin the sum of $50,000 per year for consulting services. This agreement has been terminated. The Company has entered into two agreements with Fuente Cigar, a Private Label Manufacturing Agreement ("PLMA") and an Exclusive Distributorship Agreement.

          Private Label Manufacturing Agreement. The Company entered into the PLMA with Fuente Cigar in April 1997 whereby Fuente Cigar agreed to sell the Company a minimum of 5 million premium cigars per year for an initial term of ten years and the Company agreed to use its best reasonable efforts to purchase at least 5 million premium cigars during each year of the term of the PLMA. In addition, Fuente Cigar has agreed to use its best reasonable efforts to sell to the Company premium cigars in excess of the 5 million per year. The premium cigars supplied by Fuente Cigar pursuant to the PLMA include the Company's proprietary Ashton and Holt's brand premium cigars, as well as other premium cigars manufactured by Fuente Cigar under its trademarks, and comprise those brands in such amounts, sizes and shapes as determined by Fuente Cigar. Fuente Cigar supplied the Company with 2.1 million premium cigars in the fiscal year ended March 31, 1996, 3.3 million premium cigars in the fiscal year ended March 31, 1997 and 4.6 million premium cigars in the fiscal year ended March 31, 1998. The purchase price for premium cigars delivered under the PLMA is set by Fuente Cigar at the market price in effect from time to time. The PLMA specifies that while the Company owns the trademark to the name Ashton, Fuente Cigar owns the formula used to blend the tobacco contained in the Ashton cigars. The PLMA permits noncompliance with the obligations of Fuente Cigar to sell 5 million premium cigars per year for various reasons, including but not limited to, a shortage of labor or the inability to secure materials and supplies at reasonable prices. The PLMA provides that it is to be interpreted and enforced under Florida law. However, the agreement specifically prohibits any actions for specific performance and damages in the event of a breach of the PLMA by Fuente Cigar. In the event that a competitor of Fuente Cigar were to acquire control of the Company, Fuente Cigar may, after the expiration of an eight month period commencing on the date of such change in control, give notice of the termination of the PLMA effective one year from the date of such notice. If Fuente Cigar does not give such notice, the PLMA will automatically be renewed for successive one year terms provided neither party gives notice of termination.

          Exclusive Distributorship Agreement. In September 1997, the Company and Fuente Cigar entered into an exclusive distributorship agreement whereby Fuente Cigar agreed to develop with the Company up to three new premium cigar brands to be manufactured by Fuente Cigar, and to be exclusively distributed by the Company on a worldwide basis. Cigars manufactured for the Company under this agreement will be applied to the annual minimum requirement under the PLMA. The initial term of this agreement expires on August 31, 2007. The Company is obligated to use its best reasonable efforts to promote these new brands. As of the end of the Company's fiscal year on March 31, 1998, no new brands had yet been developed under this agreement.

     Shareholders' Agreement. The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin including Messrs. Grossman and Pitkow. This agreement also requires unanimous approval by the Company's Board of Directors prior to the issuance of any preferred stock. In addition, the agreement grants each party a right of first refusal on sales of Common Stock by the other party and provides for each party to participate on a percentage basis in any transaction involving the sale of Common Stock. This agreement also provides for the Fuente Investment Partnership to have the right to acquire all of the shares of Common Stock, upon the death of permanent disability of Mr. Levin, and for Mr. Levin to have the right to purchase all of the shares of Common Stock owned by the Fuente Investment Partnership upon the death or permanent disability of the last of Carlos A Fuente, Sr., Carlos P. Fuente, Jr. and Cynthia Fuente Suarez.

     Philadelphia Retail Store Lease.  The Company currently leases from Robert
G. Levin the entire two-story building comprising approximately 4,700 square feet in which the Company's Center City Philadelphia retail store is located. The Company's retail store occupies 3,000 square feet on the street level, and the Company sublets approximately 1,700 square feet on the second floor to an unrelated third party. The Company paid approximately $54,000 and $75,000 to Mr. Levin under this lease in the fiscal years ended March 31, 1997 and 1998, respectively. The term of this lease extends through October 31, 2004 and the Company has the right to renew the lease for an additional five year term. The current rent payable to Mr. Levin is $6,250 per month, or $75,000 per year, which rent is fixed through the end of the renewal term.

     Guaranty of Loan. The Company guaranteed certain debt of Robert G. Levin relating to the acquisition of the building in which the Company's Center City Philadelphia retail store is located. The Company's guaranty of this loan was released by the bank on September 30, 1997.

     Loan to Shareholder. The Company advanced payment of certain insurance policy premiums and personal purchases of Robert G. Levin in the aggregate amount of $23,396 as of September 30, 1997. These advances did not accrue interest and have been repaid in full by Mr. Levin.

     All of the foregoing transactions between the Company and the foregoing persons and entities were on substantially the same terms and conditions as if such transactions would have been entered into with unrelated third parties. The Company has a policy that any future transactions between it and any of its officers, directors, principal stockholders or the affiliates of the foregoing persons be on terms no less favorable to the Company that could reasonably be obtained in arm's length transactions with the independent third parties, and that any such transactions also be approved by a majority of the Company's directors who are disinterested in the transaction.

     The information given in this Proxy Statement with respect to the five year business experience of each director, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which the Company or any of its subsidiaries was a party (other that as appears from the records of the Company), is based upon statements furnished to the Company by its directors and officers.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") comprises Messrs. Sharfstein and Grossman, neither of whom are officers or employees of the Company. The Compensation Committee's duties include the design, implementation and administration of the Company's compensation and benefits policies and practices for executive officers and key managerial employees. In accordance with the rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and certain other highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

     Compensation Policies. The Company's executive compensation program is designed to attract, retain and motivate the management talent necessary to achieve the Company's business objectives and to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior management; (ii) align senior management's interests with those of the Company's shareholders by linking compensation to the enhancement of long-term shareholder value; and (iii) provide an appropriate level of base compensation for senior management.

     Elements of Compensation. The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the form of annual incentive compensation and stock option awards. While these elements of compensation are considered independently, the Compensation Committee also takes into account the full compensation package offered by the Company to each executive, including pension benefits, insurance and other benefits, as well as the compensation described below.

     Base Salary. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held, the relevant experience of such individual, and by reference to the historical levels of salaries paid by the Company.

     Adjustments to each executive's base salary are based upon a periodic evaluation of the performance of the Company and each executive officer, as well as the financial results of the Company's business operations. The Compensation Committee takes into account the effect of corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performances measures. These may include increases in market share, improvements in relations with customers, suppliers and employees, and implementation of management plans and directives.

     Annual Incentive Compensation Awards. The variable compensation payable annually to executive officers (including the Chief Executive Officer) consists of two parts, an annual or more periodic cash incentive award, and awards of stock options under the Company's 1997 Employee Stock Option Plan. Cash incentive awards are designed to provide an additional incentive for senior management to perform their responsibilities, and represent a more immediate reward for excellence in the execution of their responsibilities, as evidenced by the financial performance of the Company.

     Stock Option Awards. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to, and retain those executives and other key employees who have made the greatest contribution to the business of the Company, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of each option granted under the Company's 1997 Employee Stock Option Plan (the "Stock Option Plan") is the price of the Common Stock on the date of each grant, except for certain employees who commenced their employment between November 24, 1997 (the date of the Company's initial public offering of Common Stock) through the date of this Proxy Statement, who received options with exercise prices equal to the initial public offering price of $11.00 per share, which exercise price was above the then trading range of the Common Stock. The Compensation Committee believes that these stock options more closely align the grantees interests with those of its stockholders, and focus management on increasing profitability and long-term shareholder value. Shortly prior to the time of the Company's initial public offering in November 1997, the Board of Directors (prior to the constitution of the Compensation Committee) awarded a total of 169,500 options under the Stock Option Plan to employees of the Company with an exercise price equal to the initial public offering price of the Common Stock of $11.00 per share. The only executive officer of the Company who received an award under this plan during the fiscal year ended March 31, 1998 was the former Chief Financial Officer of the Company, who received options to purchase up to 25,000 shares of the Common Stock at the time of the Company's initial public offering described above. These options were terminated upon the resignation of the former Chief Financial Officer.

     Deductibility of Compensation. The Compensation Committee has not adopted any formal policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which prohibits the deductibility of certain compensation paid in excess of $1,000,000. While the Compensation Committee will continue to give due consideration to the deductibility of compensation payments to the Company's executive officers, the Compensation Committee will make its decisions based upon an overall determination of what the Committee believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors to be considered by the Compensation Committee in determining compensation matters.

     Compensation of the Chief Executive Officer. Prior to the Company's initial public offering of its Common Stock, the Company entered into a five year employment agreement with Robert G. Levin, Chairman of the Board, President and Chief Executive Officer of the Company, effective as of October 1, 1997 which established a minimum base salary of $400,000, and which provides for annual review by the Company with respect to increases. Except for the increase in salary as set forth in Mr. Levin's employment agreement, no increase, annual cash incentive or stock options were granted by the Compensation Committee during the fiscal year ended March 31, 1998.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

     The Executive Officers of the Company are as follows:

     Robert G. Levin is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Levin has been engaged in the business of the Company since 1972, and has been Chairman of the Board, Chief Executive Officer and President since 1980.

     Michael Pitkow joined the Company in October 1995 as Chief Operating Officer and Executive Vice President and has been a Director of the Company since September 1997. From 1985 through October 1995, Mr. Pitkow was the owner of Pitkow Associates, a media service and marketing communications company. From 1983 to 1985, Mr. Pitkow was general manager of Cable AdNet, then Philadelphia's largest cable advertising interconnect company.

     Jerry L. Cox was appointed Chief Financial Officer of the Company effective as of June 2, 1998. Prior to joining the Company, Mr. Cox was the sole officer, director and shareholder of J. Lloyd Company, Inc., a financial and general management consulting firm established in 1990. During a ten month period in 1996, Mr. Cox served as Vice President of Finance for Domestic Operations for National Media Corporation, an infomercial company. From June 1997 through his appointment with the Company, and in connection with services performed by J. Lloyd Company, Inc., Mr. Cox served as acting Chief Financial Officer of Innovative Tech Systems, Inc., a publicly traded facilities management software company.

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and Executive Vice President, the only executive officers of the Company whose total compensation exceeded $100,000 in the last three fiscal years of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                    SECURITIES
                                                                        OTHER       UNDERLYING
                                                                        ANNUAL       OPTIONS/     ALL OTHER
                                       FISCAL    SALARY     BONUS    COMPENSATION      SARS      COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR      ($)        ($)         ($)           (#)        ($)(1)(2)
     ---------------------------       ------   --------   -------   ------------   ----------   ------------
Robert G. Levin, ....................   1998    $421,286               $44,281                      $4,750
Chairman, CEO & President               1997    $335,973                                            $4,750
                                        1996    $153,200                                            $4,500

Michael Pitkow ......................   1998    $154,780   $10,000                    201,00
COO & Exec. VP                          1997    $111,039   $ 5,000
                                        1996    $ 50,000

------------------
(1) Pursuant to the Securities and Exchange Commission rules on executive compensation disclosure, 'All Other Compensation' does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) ten percent of the combined salary and bonus for such person in Fiscal 1997.

(2) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Levin and Pitkow. Mr. Levin's employment agreement, effective as of October 1, 1997, provides for a minimum base salary of $400,000, to be reviewed at least annually and to be adjusted based upon his performance, and has a term of five years. This Agreement is automatically renewed each year to maintain a five-year term if neither party gives a notice of termination. Mr. Pitkow's employment agreement, effective as of October 1, 1997, provides for a minimum base salary of $150,000 per year, to be reviewed at least annually, and expires on March 31, 1999.

     On June 2, 1998, the Company's Chief Financial Officer resigned, and the Company agreed to provide him with a severance package constituting three months base salary and medical benefits. The Company entered into an employment agreement with his successor, Jerry L. Cox, effective as of June 2, 1998, which provides for a minimum base salary of $104,000, to be reviewed annually. This employment agreement expires on March 31, 1999.

                            STOCK PERFORMANCE GRAPHS

     The following graph compares the percentage change in the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Company's peer group for the portion of the Company's fiscal year ended March 31, 1998 that the Company's Common Stock was registered pursuant to
Section 12 of the Securities Exchange Act, assuming an investment of $100 on November 24, 1997.

                                   [GRAPHIC]

              In the printed version of the document, a line graph
               appears which depicts the following plot points:

                                    11/97         3/98
                                    -----        -------
            Holt's Cigar Hol         100           71.59
            S & P 500                100          121.27
            Peer Group               100           64


     The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment (change in year-end stock price plus reinvested dividends, if any) for the period shown for the Company, the Standard & Poor's 500 Stock Index and the Company's peer group is based upon the stock price or composite index on March 31, 1998.

                                 OTHER MATTERS

     Selection of Independent Accountants. The Board of Directors has proposed, and recommends the appointment of Price Waterhouse LLP as the independent accountants of the Company for the current fiscal year, ending March 31, 1999. The Board of Directors expects that a representative of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     Report on Form 10-K. The Company filed its annual report on Form 10-K for the fiscal year ended March 31, 1998 with the Securities and Exchange Commission on June 26, 1998. A copy of the report, including any financial statements and schedules and a list describing any exhibits not contained therein, maybe obtained without charge by any stockholder. Written requests for copies of this report should be directed to Investor Relations, Holt's Cigar Holdings, Inc., 12270 Townsend Road, Philadelphia, PA 19154.

     Quarterly Financial Data. The following table presents the unaudited quarterly financial data for the Company's last two completed fiscal years.

                                            QUARTERLY FINANCIAL DATA (UNAUDITED)
                               ---------------------------------------------------------------
                               FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                               -------------   --------------   -------------   --------------
                                        (IN THOUSANDS EXCEPT FOR EARNINGS PER SHARE)
Year ended March 31, 1998
  Net sales.................      $6,361           $7,063          $8,592           $7,051
  Gross profit..............       2,749            3,356           3,833            3,176
  Income from operations....       1,356            1,855           1,698            1,286
  Net income................       1,053            1,538           1,335            1,112
  Earnings per share........      $ 0.26           $ 0.38          $ 0.29           $ 0.19

Year ended March 31, 1997
  Net sales.................      $3,450           $4,160          $4,957           $4,710
  Gross profit..............       1,472            1,993           2,227            2,020
  Income from operations....         438              786           1,043              550
  Net income................         353              486             912              522
  Earnings per share........      $ 0.09           $ 0.12          $ 0.23           $ 0.13

                                          /s/ Michael Pitkow,
                                          -----------------------------------
                                          Secretary

Philadelphia, Pennsylvania
June 26, 1998

                          HOLT'S CIGAR HOLDINGS, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS AUGUST 14, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Robert G. Levin and Michael Pitkow, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Holt's Cigar Holdings, Inc., (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053 on August 14, 1998, at 10:00 a.m., local time, and at any adjournment thereof as follows:

    1. For the election of two directors, to serve until their successors are duly elected, as described in the accompanying Proxy Statement.

               FOR all nominees listed      / /                       WITHHOLD authority to vote for      / /
               (except as marked to the contrary below).              all nominees listed below.

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

                     Michael Pitkow      Harvey W. Grossman

    2. PROPOSAL TO RATIFY appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending March 31, 1999.

                      / / FOR      / / AGAINST      / / ABSTAIN

    The Board of Directors recommends a vote FOR the election of the nominees listed above and FOR proposal 2.

                          (CONTINUED ON REVERSE SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

                                             DATED: _____________________ , 1998

                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                  Signature if held jointly

                                             Note: This proxy should be dated
                                             and signed by the stockholder
                                             exactly as his name appears hereon.
                                             When shares are held by joint
                                             tenants, both should sign. When
                                             signing as an attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

 PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                               PRE-PAID ENVELOPE.